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                                                                     EXHIBIT 2.1

                            ------------------------

                            ASSET PURCHASE AGREEMENT

                            ------------------------

                                  by and among

                                DAYTON PARTS, LLC

                                DAYTON PARTS, INC.

                                       and

                                    JPE, INC.

                                February 7, 2003

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                                TABLE OF CONTENTS

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ARTICLE I.            CERTAIN DEFINITIONS....................................................................    1

ARTICLE II.           PURCHASE AND SALE OF THE PURCHASED ASSETS..............................................    5

         2.1      Purchased Assets...........................................................................    5

         2.2      Excluded Assets............................................................................    6

ARTICLE III.          PURCHASE PRICE; ASSUMPTION OF LIABILITIES..............................................    6

         3.1      Purchase Price.............................................................................    6

         3.2      Assumption of Liabilities..................................................................    7

         3.3      Excluded Liabilities.......................................................................    8

         3.4      Allocation of Purchase Price and Assumed Liabilities.......................................    9

         3.5      Closing Date Balance Sheet.................................................................   10

         3.6      Escrow Amount..............................................................................   10

         3.7      Post-Closing Adjustments...................................................................   11

ARTICLE IV.           REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER..........................................   11

         4.1      Organization and Good Standing.............................................................   11

         4.2      Power and Authorization....................................................................   11

         4.3      No Conflicts...............................................................................   12

ARTICLE V.            REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND......................................   12

         5.1      Organization and Qualification.............................................................   12

         5.2      No Conflicts...............................................................................   13

         5.3      Subsidiaries...............................................................................   13

         5.4      Compliance with Laws.......................................................................   13

         5.5      Litigation.................................................................................   13

         5.6      Financial Statements.......................................................................   14

         5.7      Brokers....................................................................................   14

         5.8      Real Property..............................................................................   15

         5.9      Personal Property..........................................................................   16

         5.10     List of Contracts..........................................................................   16

         5.11     Contracts..................................................................................   16

         5.12     Insurance..................................................................................   17
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         5.13     Trademarks and Intellectual Property.......................................................   17

         5.14     Tax Matters................................................................................   18

         5.15     Employee Benefits..........................................................................   18

         5.16     Labor Matters..............................................................................   19

         5.17     Affiliated Agreements......................................................................   19

         5.18     Environmental Matters......................................................................   19

         5.19     Absence of Certain Changes and Events......................................................   20

         5.20     Product Design; Warranties.................................................................   21

         5.21     Accounts Receivable and Inventory..........................................................   21

         5.22     Seller's Knowledge.........................................................................   21

ARTICLE VI.           REPRESENTATIONS AND WARRANTIES OF BUYER................................................   21

         6.1      Organization and Qualification.............................................................   21

         6.2      Power and Authorization....................................................................   21

         6.3      No Conflicts...............................................................................   22

         6.4      Financial Condition........................................................................   22

         6.5      WARN Act...................................................................................   22

         6.6      Investigation and Evaluation...............................................................   22

         6.7      Brokers....................................................................................   23

ARTICLE VII.          PRE-CLOSING COVENANTS..................................................................   23

         7.1      Seller's Covenants.........................................................................   23

         7.2      Publicity..................................................................................   25

         7.3      Cooperation and Best Efforts; Updated Schedules............................................   25

         7.4      Employee Arrangements......................................................................   26

         7.5      Title to Owned Facility....................................................................   27

ARTICLE VIII.         POST-CLOSING COVENANTS.................................................................   27

         8.1      Books and Records..........................................................................   27

         8.2      Compliance with WARN Act...................................................................   27

         8.3      Restrictive Covenant.......................................................................   28

         8.4      Voluntary Remediation......................................................................   28

ARTICLE IX.           CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE............................................   28
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         9.1      Accuracy of Representations and Warranties; Performance by Seller..........................   28

         9.2      Closing Deliveries.........................................................................   29

         9.3      Absence of Litigation......................................................................   29

         9.4      Consents...................................................................................   29

         9.5      Satisfaction of Outstanding Indebtedness...................................................   29

         9.6      Material Adverse Changes...................................................................   29

         9.7      No Environmental Bar to Financing..........................................................   29

ARTICLE X.            CONDITIONS PRECEDENT TO THE SELLER'S PERFORMANCE.......................................   29

         10.1     Accuracy of Representations and Warranties; Performance by Buyer...........................   29

         10.2     Closing Deliveries.........................................................................   29

         10.3     Absence of Litigation......................................................................   30

         10.4     Consents...................................................................................   30

ARTICLE XI.           THE CLOSING............................................................................   30

         11.1     The Closing................................................................................   30

         11.2     Deliveries at the Closing..................................................................   30

ARTICLE XII.          TERMINATION............................................................................   31

         12.1     Termination................................................................................   31

         12.2     Rights Upon Breach.........................................................................   32

         12.3     Procedure for Termination..................................................................   32

ARTICLE XIII.         INDEMNITY..............................................................................   33

         13.1     Indemnification of Buyer...................................................................   33

         13.2     General Indemnification Obligation of Buyer................................................   34

         13.3     Survival; Time Limitations.................................................................   34

         13.4     Indemnity Limitations......................................................................   35

         13.5     Method of Asserting Claims, Etc............................................................   36

         13.6     Payment....................................................................................   37

         13.7     Other Remedies.............................................................................   38

ARTICLE XIV.          MISCELLANEOUS..........................................................................   38

         14.1     Jurisdiction/Venue.........................................................................   38

         14.2     Counterparts...............................................................................   38
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         14.3     Assignment.................................................................................   38

         14.4     Fees and Expenses..........................................................................   38

         14.5     Notices....................................................................................   39

         14.6     Governing Law..............................................................................   39

         14.7     Further Actions and Assurances.............................................................   40

         14.8     Effect of Headings.........................................................................   40

         14.9     Severability...............................................................................   40

         14.10    Representations............................................................................   40

         14.11    Entire Agreement; Modification; Waiver.....................................................   40

         14.12    Disclaimer of Warranties...................................................................   40
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

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made and entered into this 7th day of February, 2003 by and among DAYTON PARTS, LLC, a Delaware limited liability company ("Buyer"), DAYTON PARTS, INC., a Michigan corporation (the "Seller"), and JPE, INC., a Michigan corporation (the "Shareholder").

                                   BACKGROUND

         This Agreement sets forth the terms and conditions upon which Buyer is purchasing substantially all of the assets of the Seller (except for the capital stock of Brake, Axle & Tandem Company Canada, Inc., a corporation organized under the laws of the Province of Alberta ("BATCO")), in exchange for the payment by Buyer of the purchase price hereinafter described and the assumption by Buyer of substantially all of the liabilities of the Seller.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and Shareholder do hereby agree as follows:

                                   ARTICLE I.
                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

         "ASSUMED PRODUCTS WARRANTY CLAIMS" as defined in Section 3.2 hereof.

         "AUTHORIZATION" means any consent, license, permit, franchise, grant or authorization of any Governmental Authority.

         "BUSINESS" means the after market truck and trailer replacement parts business conducted by Seller.

         "BUYER DISCLOSURE STATEMENT" means the disclosure statement delivered to Seller and Shareholder by Buyer in connection with the transactions contemplated by this Agreement.

         "BUYER TRANSACTION DOCUMENTS" mean the this Agreement, the Escrow Agreement and the other agreements, instruments and documents required to be delivered by Buyer in connection with the transactions contemplated by this Agreement.

         "CLOSING" means the consummation of the transactions described in
Article II of this Agreement in accordance with Article XI of this Agreement.

         "CLOSING DATE" means the date defined in Section 11.1 of this Agreement.

         "CONTRACT" means any contract, agreement, license, lease, understanding or arrangement or other legally binding contractual right or obligation (whether written or oral).

         "DISCLOSURE STATEMENT" or "SELLER DISCLOSURE STATEMENT" means the disclosure statement delivered to Buyer by the Seller and the Shareholder in connection with this Agreement.

         "DOLLARS" OR "$" means the dollars currency of the United States of America.

         "EFFECTIVE TIME" shall have the meaning ascribed to such term in
Section 11.1 hereof.

         "ENCUMBRANCE" means any restriction, mortgage, deed of trust, pledge, lien, option, right of first refusal, security interest or other similar charge, claim or encumbrance, including any restriction on use, transfer, voting, receipt of income or other attribute of ownership.

         "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into ambient air, surface water, ground water or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, Hazardous Substances or wastes.

         "ERISA AFFILIATE" means any entity under common control with the Seller, within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code (as herein defined) or Section 4001(b) of ERISA (as herein defined).

         "ESCROW AGENT" means Bank of America or other financial entity mutually acceptable to Buyer and Shareholder, which shall serve as the escrow agent under the Escrow Agreement.

         "ESCROW AGREEMENT" that certain agreement in the form of Exhibit 3.6, attached hereto, by and among the Shareholder, the Buyer and the Escrow Agent, as it may be amended upon the mutual consent of Shareholder and Buyer.

         "EXCESS PRODUCTS WARRANTY CLAIMS" as defined in Section 3.3.

         "FACILITIES" means the land and improvements used by Seller in the operation of the Business located at 1300 North Cameron Street, Harrisburg, Pennsylvania (the "OWNED FACILITY") and 3500 Industrial Road, Harrisburg, Pennsylvania.

         "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental authority, or any political subdivision thereof, and any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity having legal jurisdiction over any matter or Person in question.

         "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of a

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Hazardous Substance, pollutant, or contaminant in, on, under, about or from any of the Facilities or any part thereof into the environment.

         "HAZARDOUS SUBSTANCE" means (i) any substance designated or listed as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or the regulations adopted pursuant thereto; (ii) any substance designated or listed as a "hazardous substance" under Sections 307 or 311 of the Clean Water Act or the regulations adopted pursuant thereto; (iii) any substance defined, designated or listed as a "hazardous waste" under Section 1004(5) of the Resource Conservation and Recovery Act or the regulations adopted pursuant thereto, (iv) petroleum or petroleum products; (v) any substance defined as a "hazardous substance" by 35 P.S. Section 6020.103 (Hazardous Sites Clean Up Act); or (vi) any substance defined as a "regulated substance" by 35 P.S. ss. 6026.103 (Land Recycling and Environmental Remediation Standards Act).

         "LAW" means any ordinance, regulation, decree, order, statute, regulation, permit, license or certificate, or any judgment, order or award, of any court or other Governmental Authority.

         "LEGAL OBLIGATION" means any requirement or duty created by statute or common law.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Business or the Purchased Assets or on the Seller's operations, or financial condition.

         "MATERIAL CONTRACT" means any Contract to which the Seller is a party and which:

                  (i) involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $75,000 annually;

                  (ii) involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $75,000 annually;

                  (iii) was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller in excess of $50,000;

                  (iv) affects the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000);

                  (v) is with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment of employees of Seller;

                  (vi) involves a sharing of profits, losses, costs or liabilities by Seller with any other Person;

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                  (vii)    contains covenants that in any way purport to
                  restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

                  (viii) contains or provides for an express undertaking by Seller to be responsible for consequential damages;

                  (ix) provides for capital expenditures by Seller in excess of $75,000;

                  (x) is a written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business; and

                  (xi) was entered into with (1) an officer or director of Seller, (2) an officer or director of an affiliate of Shareholder, or (3) an affiliate of Shareholder.

                  (xii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

         "NET WORKING CAPITAL" means those accounts receivable and inventory accounts of the Seller and BATCO reflected on Schedule 3.5 and included in the Closing Date Balance Sheet or Periodic Pre-Closing Balance Sheet as of a designated date, less the accounts payable accounts reflected on Schedule 3.5 and included in the similarly dated designated Closing Date Balance Sheet or Periodic Pre-Closing Balance Sheet.

         "OWNED FACILITY" as defined in the definition of Facilities above.

         "PERIODIC PRE-CLOSING BALANCE SHEET" as defined in Section 7.1 hereof.

         "PERIODIC PRE-CLOSING FINANCIAL STATEMENTS" as defined in Section 7.1 hereof.

         "PERSON" means an individual, corporation, partnership (limited or general), association, limited liability company, joint stock company, trust, estate, unincorporated organization or court or other Governmental Authority or any agency or subdivision thereof, or any other legally recognizable entity.

         "SELLER TRANSACTION DOCUMENTS" means this Agreement, the Escrow Agreement, and the other agreements, instruments and documents required to be delivered by the Seller and/or the Shareholder in connection with the transactions contemplated by this Agreement.

         "SEVEN RETENTION BONUS AGREEMENTS" means those certain seven Outline of Completion Bonus letter agreements between the Seller on the one hand and one of Gary Smalley, Steve Bankos, Paul Anderson, Terry Rishel, Sam Stantial, Terry Davis or Pamela Kreamer on the other hand, all dated as of January 26, 2000 except for the Outline of Completion Bonus letter agreement with Gary Smalley, which is dated October 8, 1999.

         "SEVEN SEVERANCE AGREEMENTS" means those certain seven Executive Severance Agreements or Employee Change of Control Agreements between the Seller on the one hand and

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one of Gary Smalley, Steve Bankos, Paul Anderson, Terry Rishel, Sam Stantial,
Terry Davis or Pamela Kreamer on the other hand.

         "TAXES" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         "TAX RETURN" means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes.

         "TRANSACTION DOCUMENT(S)" means one or more Buyer Transaction Document or Seller Transaction Document, as applicable.

                                  ARTICLE II.
                    PURCHASE AND SALE OF THE PURCHASED ASSETS

         2.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to all of the assets of Seller, except the Excluded Assets (collectively, the "Purchased Assets"), including the following assets, properties and rights:

                  (a) all raw material, work in process and finished goods inventory;

                  (b) all accounts receivable, prepaid items, security deposits, unbilled costs and fees, accounts, notes and other receivables;

                  (c) all machinery, equipment, vehicles and furniture and the supplies and spare parts related thereto, subject to any changes in such items as shall occur in the ordinary course of business between the date hereof and the Closing;

                  (d) all of the leasehold and ownership interests, as applicable, of the Seller in the real property listed in Section 5.8 of the Disclosure Statement;

                  (e) all Contracts entered into by Seller in respect of the Business;

                  (f) all Authorizations used in connection with the Business;

                  (g) rights or choses in action of Seller arising out of occurrences before the Closing, including without limitation all rights under express or implied warranties relating to the Purchased Assets, but excluding claims for income tax refunds to the extent such refunds relate to periods ending on or prior to the Closing and excluding rights or choses in action of Seller relating to Excluded Assets and Excluded Liabilities;

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                  (h)      all existing records, books, ledgers, files,
         documents, correspondence, advertising, promotional and marketing materials, studies and reports; and

                  (i) all computer software (including documentation and related object and source codes) used in the Business; all patents, trademarks, copyrights, tradenames, technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development by the Seller in connection with the Business and all goodwill associated with the Business and the Purchased Assets.

         2.2 EXCLUDED ASSETS. Expressly excluded from the Purchased Assets sold by Seller to Buyer pursuant to Section 2.1 hereof are the following assets of the Seller (collectively, the "Excluded Assets"):

                  (a) all cash, investment securities, bank accounts, safe deposit boxes, except security deposits related to the use of any of the Purchased Assets, including leased real property;

                  (b)      the capital stock of BATCO;

                  (c) all claims for income tax refunds to the extent such refunds relate to periods ending on or prior to the Closing;

                  (d) any and all assets located at the offices of JPE, Inc. in Auburn Hills, Michigan that may be used from time to time by Seller;

                  (e) all corporate seals, articles of incorporation, minute books, stock books, tax returns and other records having to do with the corporate organization and capitalization of the Seller and any predecessor organization;

                  (f) all rights that accrue or will accrue to the Seller under this Agreement;

                  (g)      all assets, properties and rights, if any, listed on
         Schedule 2.2(g);

                  (h) rights or choses in action of Seller relating to Excluded Assets (other than the capital stock of BATCO) and Excluded Liabilities; and

                  (i) any inter-company receivables of Seller, including any receivables from Shareholder.

                                  ARTICLE III.
                    PURCHASE PRICE; ASSUMPTION OF LIABILITIES

         3.1 PURCHASE PRICE. The aggregate purchase price paid to Seller by Buyer for the purchase of the Purchased Assets shall be Eighteen Million Two Hundred Thousand Dollars ($18,200,000) (the "Purchase Price"). At the Closing, Buyer shall pay: (i) to Seller Sixteen Million Three Hundred Fifty Thousand Dollars ($16,350,000) in immediately available funds by bank wire transfer to an account designated by Shareholder (the "Closing Date Payment"); and

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

(2) One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) to the Escrow Agent (the "Escrow Amount") in accordance with the terms of the Escrow Agreement.

The Purchase Price, and the amount of the Closing Date Payment, shall be subject to adjustment immediately prior to the Closing as follows:

         If the Net Working Capital as of the January 31, 2003 Periodic Pre-Closing Financial Statements provided in accordance with Section 7.1(h)(v) is less than $9,715,000, then the Closing Date Payment shall be reduced by the amount of such deficiency. If the Net Working Capital as of the January 31, 2003 Periodic Pre-Closing Financial Statements provided in accordance with Section 7.1(h)(v) is greater than $9,715,000, then the Closing Date Payment shall be increased by the amount of such excess.

         3.2 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, the following obligations and liabilities of Seller (collectively, the "Assumed Liabilities"):

                  (a) any liabilities and obligations of Seller reflected on the Balance Sheet or the Interim Balance Sheet other than Excluded Liabilities referenced in Section 3.3(a) through (l) hereof;

                  (b) any liabilities and obligations of Seller to Seller's customers incurred by Seller in the ordinary course of business for orders outstanding as of the Effective Time reflected on Seller's books and records (other than any liability arising out of a customer claim of a breach that occurred prior to the Effective Time);

                  (c) any liabilities and obligations of Seller to Seller's customers arising out of a customer claim of a breach of Seller's written warranty agreements in the forms disclosed in Schedule 5.20 given by Seller to its customers and of any implied warranties, each in the ordinary course of business for products of Seller shipped or manufactured by Seller prior to the Effective Time, provided, however, that Buyer's assumption of such liabilities and obligations shall be limited to the first $138,000 of such liabilities and obligations (measured by the cost of repairs and replacements and the amount of credit provided to customers for returned, defective or damaged products and calculated using the same pre-closing methods and practices as Seller) ("Assumed Products Warranty Claims");

                  (d) any liabilities and obligations of Seller arising after the Effective Time under the Contracts of Seller included in the Purchased Assets (including the Seven Severance Agreements) other than any liability arising out of or relating to a third party claim of a breach of contract that occurred prior to the Effective Time; and

                  (e) any liabilities and obligations of Seller, other than Excluded Liabilities referenced in Section 3.3(a) through (l) hereof, incurred after the date of the Interim Balance Sheet in the ordinary course of business, including all accrued liabilities of Seller that are or would be customarily reflected as "Accrued Liabilities" under Current Liabilities on a balance sheet of Seller prepared in accordance with the accounting

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

         principles and practices used to prepare the Historic Financial Statements, consistently applied.

         At the Closing, Buyer shall, incident to its assumption of the Seller's accrued liabilities to employees of Seller under the JPE, Inc. 401(k) Savings Plan, pay to Seller an amount equal to the Seller's non-delinquent accrued financial obligation thereunder as of the Effective Time to employees of Seller. Seller shall promptly apply such payment to satisfy such obligation in accordance with applicable ERISA laws and regulations. At and after the Closing, Buyer shall pay other assumed accrued liabilities of Seller as they become due, including without limitation bonuses that are payable in 2003 to Seller's employees under the JPE Inc. 2002 Incentive Compensation Plan for Key Employees, which payments shall be made directly to the applicable employees.

         3.3 EXCLUDED LIABILITIES. Notwithstanding Section 3.2, Buyer shall not assume or become responsible for any of the following liabilities or obligations of the Seller (collectively, the "Excluded Liabilities"), whether accrued, absolute or contingent:

                  (a) any liabilities or obligations for taxes of Shareholder or any parent entity of Shareholder;

                  (b) any liabilities or obligations that accrue or will accrue to the Seller under this Agreement;

                  (c) any liabilities or obligations to Comerica Bank under the existing loan documents with Comerica Bank to which Shareholder and Seller are bound;

                  (d) any liabilities or obligations under the Seven Retention Bonus Agreements, and any liabilities or obligations that arise under ERISA (as herein defined) solely as a result of the Seller being an ERISA Affiliate of certain other Persons;

                  (e) any liability or obligations arising out of proceedings against, or investigations involving or affecting, the Seller commenced by a third party pending either in court or before any other Governmental Authority, or before an arbitrator of any kind, as of the Effective Time (the parties agree for purposes of this Agreement that the preference claim asserted on January 31, 2003 by the Trustee for the TransCom USA Liquidating Trust (through its counsel Porter & Hedges, L.L.P.) -- related to the TransCom USA Management Co. L.P. et al bankruptcy proceedings in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division - will be treated as a liability or obligation under this Section 3.3(e));

                  (f) other than as provided in Section 3.3(g) hereof, any liability or obligations arising from any proceedings against, or investigations involving or affecting, the Seller or Buyer either in court or before any other Governmental Authority, or before an arbitrator of any kind, not instituted based on actions of Buyer or its affiliates, commenced by a third party after the Effective Time but relating to the operation or conduct of the Business or the Purchased Assets prior to the Effective Time;

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

                  (g) other than the Assumed Products Warranty Claims, any product liability or similar claim by a third party for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any product sold and shipped by, or leased and shipped by, or on behalf of Seller on or prior to the Effective Time, including without limitation any claim seeking recovery for consequential damage, lost revenue or income;

                  (h) any federal, state or local income tax payable with respect to the business, assets, properties or operations of Seller for any period prior to the Effective Time;

                  (i) any indebtedness incurred by Seller prior to the Effective Time for borrowed monies or evidenced by a promissory note issued by Seller and any inter-company indebtedness of Seller;

                  (j) any liability or obligations of the Seller for any costs, claims, liability and expenses related to: (1) the presence prior to the Effective Time of any Hazardous Substance at the Facilities, or (2) the occurrence prior to the Effective Time of any Hazardous Activity at the Facilities, or (3) the violation prior to the Effective Time by the Seller or any possessor of the Facilities prior to the Effective Time of any Environmental, Health and Safety Laws, or
         (4) the disposal or treatment of Hazardous Substances by the Seller prior to the Effective Time;

                  (k) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby including fees and expenses of counsel, accountants and other experts;

                  (l) liabilities and obligations of Seller to Seller's customers arising out of a customer claim of a breach of Seller's written warranty agreements in the forms disclosed in Schedule 5.20 given by Seller to its customers and of any implied warranties, each in the ordinary course of business for products of Seller shipped prior to the Effective Time to the extent the amount of such liabilities and obligations are in excess of the Assumed Products Warranty Claims (the "Excess Products Warranty Claims"); and

                  (m) any other liabilities or obligations of Seller that are not Assumed Liabilities.

         Shareholder shall after the Closing, in accordance with and subject to Sections 13.1(e) and 13.4(a) hereof, pay or otherwise discharge certain of the Excluded Liabilities.

         3.4 ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as set forth on Schedule 3.4. The allocation determined pursuant to this Section shall be conclusive and binding for all purposes, and each party will file all forms, returns and other documents in a manner consistent with such allocation.

         3.5      CLOSING DATE BALANCE SHEET.

                  (a) Within sixty (60) days after the Closing Date, Shareholder shall prepare and deliver, or cause to be prepared and delivered, to Buyer the consolidated balance sheet for the Seller and BATCO as of the close of business on the Closing Date (the "Closing Date Balance Sheet") which shall be prepared in accordance with the accounting principles and practices used to prepare the Historic Financial Statements, consistently applied. The Closing Date Balance Sheet shall include the information necessary to determine the consolidated Net Working Capital of the Seller and BATCO. The Buyer shall permit Transferred Employees (as herein defined) to be reasonably available to the Shareholder to assist the Shareholder in the preparation of the Closing Date Balance Sheet.

                  (b) Unless the Buyer within 30 days after receipt of the Closing Date Balance Sheet gives the Shareholder a notice objecting thereto and specifying the basis for such objection and the amount in dispute ("Notice of Objection"), such Closing Date Balance Sheet shall be considered accepted and binding upon the Shareholder and Buyer. If within 20 days after the receipt of the Closing Date Balance Sheet, Buyer gives a Notice of Objection to the Shareholder, the Shareholder and Buyer shall negotiate in good faith with a view to resolving any differences. If such negotiations fail to resolve all disputed items within 15 days after Notice of Objection was first given by Buyer, the remaining disputed items shall be submitted to Deloitte & Touche (the "Nonpartisan Accountants") for final resolution. After affording the Buyer and its representatives and the Shareholder and its representatives the opportunity to present their positions as to the disputed items (which opportunity shall not extend for more than 30 days), the Nonpartisan Accountants shall resolve all disputed items in writing. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Date Balance Sheet. The fees, costs and expenses of the Nonpartisan Accountants in connection with any such determination shall be divided evenly between the Shareholder and Buyer. Otherwise, the Shareholder and Buyer shall each pay its costs in connection with this Section, including the fees and expenses of their respective attorneys and accountants, if any. Notwithstanding anything in this Section to the contrary, Buyer shall not contest any item for which the amount in disagreement is less than $10,000, provided, however, that Buyer may contest any disputed item that exceeds $1,000 if the aggregate amount of disputed items exceeds $25,000.

         3.6 ESCROW AMOUNT. Payments, if any, by Buyer to Seller from the Escrow Amount shall be made as follows:

                  (a) General. On the twelve month anniversary of the Closing Date, the Escrow Agent shall pay to Shareholder the amount equal to the positive remainder, if any, of (i) the original Escrow Amount plus any net accrued interest earned on the Escrow Amount minus
         (ii) the sum of (A) the aggregate amount of all Damages paid from the Escrow Amount to Buyer Indemnified Persons under Article XIII, and (B) a reserve for each bona fide claim for indemnification then pending pursuant to Article XIII. Thereafter, upon settlement or other disposition of all such pending claims in accordance with this Agreement, the Escrow Agent shall pay to Shareholder any remaining Escrow Amount plus any net accrued interest thereon. Any payments under this Section 3.6(a) shall be paid in immediately available funds by bank wire transfer to any account designated by Shareholder to the Escrow Agent for such purpose in writing.

                  (b)      Definition of Pending Claim. For the purposes of this
         Section 3.6, a "pending claim" means an unresolved bona fide claim for indemnification under Section 13.1 that shall have actually been made by a Buyer Indemnified Person and shall be the subject of a pending dispute between or among the Shareholder (as indemnitor), the Buyer and/or a third party.

         3.7      POST-CLOSING ADJUSTMENTS.

                  (a) If the Net Working Capital as of the Closing Date as conclusively determined as provided in Section 3.5 (such conclusive determination is referred to herein as "Certified Net Working Capital"), is less than the amount of Net Working Capital as of the January 31, 2003 Periodic Pre-Closing Financial Statements (as determined in accordance with Section 3.1 hereof), then the Shareholder shall pay, or cause to be paid, to Buyer the amount of such deficiency. If the Certified Net Working Capital is greater than the amount of Net Working Capital as of the January 31, 2003 Periodic Pre-Closing Financial Statements (as determined in accordance with Section 3.1 hereof), then Buyer shall pay, or cause to be paid, to the Shareholder the amount of such excess. Any payment pursuant to this Section 3.7(a) shall be made within five (5) business days following the determination of Certified Net Working Capital.

                  (b) Payments made pursuant to this Section 3.7 shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment. Any payment arising under this Section 3.7 not made when due shall bear interest from the due date at the rate of six percent (6%) per annum.

                                   ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Shareholder hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Shareholder is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         4.2 POWER AND AUTHORIZATION. Shareholder has full corporate right, power and authority necessary to enter into and perform its obligations under this Agreement and under the Seller Transaction Documents to which it is a party. This Agreement has been and, at the Closing, each Seller Transaction Document to be executed by Shareholder will have been, duly and validly executed and delivered by Shareholder. This Agreement constitutes, and each Seller Transaction Document will constitute when executed and delivered by Shareholder, Shareholder's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         4.3      NO CONFLICTS.

                  (a) Except as set forth in Section 4.3(a) of the Disclosure Statement, the execution, delivery and performance by Shareholder of this Agreement and the Seller Transaction Documents to which it is a party do not and will not:

                           (i) violate or conflict with the articles of incorporation or bylaws of Shareholder, or any Law binding upon Shareholder; or

                           (ii) violate or conflict with, result in a breach of or constitute a default under any material Contract of Shareholder.

                  (b) Section 4.3(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by Shareholder in connection with the execution, delivery and performance by Shareholder of this Agreement and the Seller Transaction Documents to which Shareholder is a party (the "Shareholder Consents"). Except as set forth in Section 4.3(b) of the Disclosure Statement, all Shareholder Consents have been obtained or made or Shareholder will use reasonable efforts to have same obtained or made prior to the Closing.

                  (c) There are no actions, proceedings or investigations pending or, to the knowledge of Shareholder, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Seller Transaction Documents or which, if adversely determined, restrict Shareholder from entering into or performing its obligations under this Agreement or the Seller Transaction Documents to which Shareholder is a party.

                  (d) Shareholder has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

                                   ARTICLE V.
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND
                                   THE SELLER

         The Shareholder and the Seller hereby represent and warrant, jointly and severally, to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         5.1 ORGANIZATION AND QUALIFICATION. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Michigan. The Seller has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted. The Seller is duly qualified to do business as a foreign corporation in each jurisdiction set forth beside its name in Section 5.1 of the Disclosure Statement and there is no jurisdiction in which Seller is obligated by applicable law to qualify to do business in which it is not so qualified and where the failure to be so qualified has had a Material Adverse Effect.

         5.2      NO CONFLICTS.

                  (a) Except as set forth in Section 5.2(a) of the Disclosure Statement, the execution, delivery and performance of this Agreement do not and will not:

                           (i) violate or conflict with the articles of incorporation or bylaws of the Seller, or any Law binding upon the Seller;

                           (ii) violate or conflict with, result in a breach of or constitute a default or otherwise cause any loss of benefit under any Material Contract to which the Seller is a party, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to the Purchased Assets; or

                           (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Purchased Assets.

                  (b) Section 5.2(b) of the Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any Governmental Authority, creditor, lessor or other Person required to be given or made by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the Seller Transaction Documents (the "Seller Consents"). Except as set forth in Section 5.2(b) of the Disclosure Statement, all Seller Consents have been obtained or made or Seller will use reasonable efforts to have same obtained or made prior to the Closing.

                  (c) The Seller has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         5.3 SUBSIDIARIES. Other than BATCO, the Seller has no subsidiaries.

         5.4      COMPLIANCE WITH LAWS.

                  (a) Other than with respect to Environmental, Health and Safety Laws, as to which Seller represents and warrants to Buyer solely as set forth in Section 5.18, the Seller is in compliance in all material respects with all Laws applicable to the conduct of its business.

                  (b) Other than with respect to Environmental, Health and Safety Laws, as to which the Seller represents and warrants to Buyer solely as set forth in Section 5.18: (i) the Seller owns, holds, possesses or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct such business, (ii) set forth in Section 5.4 of the Disclosure Statement is a list of all material Authorizations of the Seller, and (iii) the Seller is not in default in any material respect, nor has the Seller received any written notice of any claim of default, under any Authorization.

         5.5 LITIGATION. Except as set forth in Section 5.5 of the Disclosure Statement, there are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving the Seller pending either in court or before any other Governmental Authority, or before an arbitrator of any kind. To the knowledge of the Seller, no such claim, action, suit, proceeding or investigation is presently threatened, which if adversely determined could reasonably be expected to have a Material Adverse Effect. There are no unsatisfied judgments, penalties or awards against or affecting the Seller or its assets or properties.

         5.6      FINANCIAL STATEMENTS.

                  (a) Section 5.6 of the Disclosure Statement includes: (i) the consolidated balance sheet of the Seller and BATCO as at December 31, 2001 (the "Balance Sheet") and the related consolidated statement of income for the fiscal year then ended (collectively, the "Historic Financial Statements"); and (ii) the consolidated balance sheet of the Seller and BATCO as at December 31, 2002 (the "Interim Balance Sheet"), and the related consolidated statement of income for the twelve (12) months then ended (collectively, the "Interim Statements"). The Historic Financial Statements and the Interim Statements fairly present, in all material respects, the financial condition and results of operations of the Seller and BATCO on a consolidated basis as of the respective dates thereof and for the periods therein referred to, all in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, except for the omission of footnotes and subject in the case of Interim Statements to year-end adjustments.

                  (b) The Balance Sheet and the Interim Balance Sheet fairly reflect, as of the respective dates thereof, all material liabilities of the Seller and BATCO of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Neither the Seller nor BATCO has any material liabilities or obligations of a nature required to be reflected in a balance sheet prepared in accordance with GAAP that are not reflected on the Interim Balance Sheet, except for current liabilities (within the meaning of GAAP) which have been incurred since the date thereof in the ordinary course of business consistent with past practice.

                  (c) Except as described in the Disclosure Statement, neither Seller nor BATCO has any liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                           (i) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged; or

                           (ii) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business of Seller.

         5.7 BROKERS. No Person acting on behalf of the Seller or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than W.Y. Campbell & Company, whose fees and expenses shall be paid by the Shareholder.

         5.8      REAL PROPERTY.

                  (a) "Premises" Defined. All real property (including, without limitation, all fee simple and leasehold interests in and rights to the Facilities and any other real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Business are listed in Section 5.8 of the Disclosure Schedule (the "Premises").

                  (b)      Real Property. With respect to the Premises:

                           (i) Seller has delivered to Buyer a true and complete copy of the deed pursuant to which Seller acquired fee simple ownership of the Owned Facility and every lease and sublease pursuant to which Seller is a tenant or subtenant of any of the Premises (a "Lease"), and each Lease referenced in
                  Section 5.8 of the Disclosure Statement is described by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether Seller may assign the Lease to Buyer (if the consent of the landlord or sublandlord is required for such an assignment, that should be set forth in Section 5.8 of the Disclosure Statement); and

                           (ii) each Lease is in full force and effect and has not been assigned by Seller, or modified, supplemented or amended except as listed on the Disclosure Statement, and neither Seller nor, to the Seller's knowledge, the landlord or sublandlord under any Lease is in material default under any of the Leases, and, to the knowledge of Seller, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would entitle the landlord or sublandlord under any Lease to terminate any Lease;

                  (c) Zoning. The Premises are, to the Seller's knowledge, in all material respects, in compliance with all material applicable zoning and other land use requirements, except where the failure to so comply has not had a Material Adverse Effect.

                  (d) Utility Services. To Seller's knowledge, the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Premises are (i) adequate for the present use of the Premises by Seller in conducting the Business, and (ii) are not being improperly appropriated by Seller, and to Seller's knowledge, there is no current condition which will result in the termination of the present access from the Premises to such utility services and other facilities.

                  (e) Access. To Seller's knowledge, Seller has obtained all material Authorizations and rights-of-way, including proof-of-dedication, which are reasonably necessary to lawfully permit the present manner of vehicular and pedestrian ingress and egress to and from the Premises.

                  (f) Assessments or Hazards. To Seller's knowledge, the Seller has not received any written notices from any governmental body that the assessed value of the Premises has been determined to be materially greater than that upon which county, township or school tax was paid for the 2001 tax year applicable to each such tax.

                  (g) Eminent Domain. To Seller's knowledge, Seller has not received any written notices that any governmental body having the power of eminent domain over the Premises has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Premises.

                  (h) No Violations. Except as set forth in the Disclosure Statement, to Seller's knowledge, Seller has not received any written notices that the Premises and the present uses thereof fail to comply in all material respects with applicable building, fire & safety, and electrical codes to which buildings of similar age and similar use as the Facilities are subject in Daulphin County, Pennsylvania.

                  (i) Improvements. Except as set forth in Section 5.8 of the Disclosure Statement, to Seller's knowledge, the improvements located on the Premises are structurally sound, and all mechanical and other systems located therein when last used were in operating condition, subject to normal wear and tear typical of buildings of similar age and prior use as the Facilities, except that not being in such condition would only be a breach of this representation if it would have a Material Adverse Effect.

         5.9 PERSONAL PROPERTY. The Seller has good title to all of the personal property included in the Purchased Assets (including the personal property reflected as being owned in the Interim Balance Sheet), free and clear of any Encumbrances, except: (i) such Encumbrances as are reflected in the Interim Balance Sheet or Section 5.9 of the Disclosure Statement, or (ii) for sales, dispositions or Encumbrances permitted by Section 7.1(h)(i) hereof; or
(iii) as affected by transactions in the ordinary course of Seller's business.

         5.10 LIST OF CONTRACTS. Section 5.10 of the Disclosure Statement sets forth the following:

                           (i) each Contract of the Seller for the purchase or sale of real property;

                           (ii)     each Material Contract of the Seller;

                           (iii)    any guarantee by the Seller of the
                  obligations of its customers, suppliers, officers, directors, employees, affiliates or others;

                           (iv) any agreement which provides for the incurrence by the Seller of indebtedness for borrowed money;

                           (v) any mortgage or other form of secured indebtedness of the Seller.

         5.11 CONTRACTS. Except as set forth in Section 5.11 of the Disclosure Statement, each Material Contract to which the Seller is a party or by which the Purchased Assets are bound is in full force and effect and is valid, binding and enforceable against the Seller in accordance with its terms. Except as described in Section 5.11 of the Disclosure Statement, the Seller has performed in all material respects all obligations required to be performed by it under each such Material Contract and, to the knowledge of Seller, all other parties (other than Seller) to a Material Contract have performed in all material respects all obligations required to be performed by them under each such Material Contract.

         5.12 INSURANCE. (a) The description of the policies and binders of insurance of the Seller contained in Section 5.12 of the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder;
(iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements and (v) any retrospective premium adjustments of which the Seller has knowledge.

                  (b) To Seller's knowledge, Section 5.12(b) of the Disclosure Statement sets forth, by year, for the current policy year and each of the two preceding policy years:

                           (i) a summary of the loss experience under each policy of insurance;

                           (ii) a statement describing each claim under a policy of insurance for an amount in excess of $75,000, which sets forth:

                                    (A)      the name of the claimant;

                                    (B)      a description of the policy by
                           insurer, type of insurance and period of coverage;
                           and

                                    (C)      the amount and a brief description
                           of the claim; and

                                    (D)      a statement describing the loss
                           experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (c) Except as set forth in Section 5.12(c) of the Disclosure Statement, to Seller's knowledge, all policies of insurance to which Seller is a party or that provide coverage to Seller are valid, outstanding and enforceable.

         5.13 TRADEMARKS AND INTELLECTUAL PROPERTY. Section 5.13 of the Disclosure Statement sets forth all material patents, tradenames, trademarks, service marks, brandmarks, brandnames, copyrights or registrations, or other material intellectual property or licenses thereof or applications therefor or interests therein, which the Seller presently is using (other than commercially available software). The Seller owns or has a valid license to use all of the technology, manufacturing processes and formulations that are material to its business as presently conducted. To the knowledge of Seller, Seller is not violating or infringing, and there is no pending or threatened claim of violation or infringement by the Seller of any industrial property rights, including without limitation any patents, copyrights, trademarks, tradenames and trade secrets, owned by any third person.

         5.14 TAX MATTERS. All Tax Returns that are due and required to be filed by, or with respect to, the Seller have been filed. Seller has in all material respects paid all Taxes required to be paid in respect of the periods covered by such Tax Returns. The Seller is not delinquent in any material respect in the payment of any Tax, assessment or governmental charge. There are no Tax liens upon the assets of the Seller except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against the Seller that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are currently pending with regard to any material Tax or Tax Returns of the Seller. The Seller is not a party to any tax-sharing, allocation or indemnification agreement with any party.

         5.15     EMPLOYEE BENEFITS.

         Section 5.15 of the Disclosure Statement identifies each "employee pension benefit plan" ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and "employee welfare benefit plan" ("Welfare Plan"), as defined in Section 3(1) of ERISA maintained by or on behalf of the Seller to provide benefits to employees of the Seller (collectively, "Employee Benefit Plans").

                  (a) Except as set forth in Section 5.15 of the Disclosure Statement, each Employee Benefit Plan has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA (including, without limitation, the funding and prohibited transactions provisions thereof) and each Pension Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been administered in material compliance with the applicable provisions of the Code.

                  (b) To the knowledge of the Seller, there are no inquiries or proceedings regarding a material amount of assets pending or threatened by the Internal Revenue Service ("IRS"), the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary, with respect to any Employee Benefit Plan now or formerly maintained by the Seller or to which the Seller has contributed (other than routine benefit claims of participants and beneficiaries).

                  (c) Except as set forth in Section 5.15 of the Disclosure Statement, the Seller is not required to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA.

                  (d) Except as set forth in Section 5.15 of the Disclosure Statement, each Pension Plan which is intended to be qualified under
         Section 401(a) of the Code has been determined by the IRS to be so qualified. Except as set forth in Section 5.15 of the Disclosure Statement, no Employee Benefit Plan is subject to the minimum funding requirements of Part 3 of Subtitle I of ERISA or subject to Section 412 of the Code.

                  (e) Except as set forth in Section 5.15 of the Disclosure Statement, the Seller is not bound by any collective bargaining agreement or legally binding arrangement to maintain or contribute to any Employee Benefit Plan.

                  (f) Except as set forth in Section 5.15 of the Disclosure Statement or as required under applicable law, (i) no Employee Benefit Plan provides retiree medical benefits to any of its employees or former employees and (ii) the Seller is not contractually or otherwise obligated to provide any of its employees or former employees with medical benefits upon retirement or termination of employment.

                  (g) Complete and correct copies of the following documents have been made available or delivered by the Seller to the
         Buyer: (i) all current plan documents and insurance contracts (if any), and amendments thereto, with respect to each of the Employee Benefit Plans, (ii) for each of the most recently ended two plan years, all IRS Form 5500 series forms (and any financial statement and other schedules attached thereto) with respect to any Employee Benefit Plan, (iii) the most recent IRS determination letter for each Pension Plan (if any), and (iv) all current summary plan descriptions and subsequent summaries of material modifications with respect to each of the Employee Benefit Plans.

                  (h) Section 5.15 of the Disclosure Statement lists the name, title, currently annualized salary or hourly wage rate for each employee of Seller and the amount of severance compensation, if any, to which each such employee would be entitled if his employment were terminated by Seller as of the date hereof.

         5.16 LABOR MATTERS. None of the employees of the Seller are, or during the last three years have been, represented by any union or other bargaining representative, and no application or petition for certification of a collective bargaining agent at or with respect to the Seller is pending. To the knowledge of the Seller, during the last three years, no union has attempted to organize any group of employees of the Seller and no such group has sought to organize into a union or similar organization for the purpose of collective bargaining. There are no pending grievances, arbitration proceedings, unfair labor practice charges or other similar controversies between the Seller and any of their respective employees.

         5.17 AFFILIATED AGREEMENTS. Except as described in Section 5.17 of the Disclosure Statement, there are no agreements, arrangements or understandings between the Seller on the one hand and Shareholder and any affiliates of Shareholder on the other hand that will not be terminated at or prior to the Closing.

         5.18 ENVIRONMENTAL MATTERS. Except as set forth in Section 5.18 of the Disclosure Statement:

                  (a) The Seller has not received any written notice of violation or other written notification from any Governmental Authority, employee or any third party alleging that the Seller is in violation of any Environmental, Health and Safety Laws;

                  (b) The Seller is not the subject of any administrative or judicial proceedings or investigations pursuant to any Environmental, Health and Safety Laws;

                  (c) To the knowledge of the Seller, the Premises do not contain any Hazardous Substance that, under any Environmental, Health and Safety Laws currently in effect: (x) imposes or could reasonably be expected to impose on any Person liability for removal, remediation, or other cleanup, damages to a third party, or damage to natural resources; or (y) could reasonably be expected to result in the imposition of an Encumbrance on the Premises or any of the assets of the Seller;

                  (d) The Seller has not received any written request for information from any Governmental Authority or other Person related to any site which is, or may be, subject to actions for removal, response, remediation or cleanup of any Hazardous Substances, including, without limitation, any information request pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or similar laws of any state or province where the Seller operates; and

                  (e) The Seller has not received any order, demand, or other claim: (x) for removal, response, remediation or cleanup of any regulated substances; (y) for damage to natural resources; or (z) for personal injury or property damage related to the release or discharge of Hazardous Substances.

                  (f) To the knowledge of Seller, there are no Hazardous Substances located at the Facilities, including any Hazardous Substances contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or incorporated into any structure therein or thereon that would result in material liability pursuant to Environmental, Health and Safety Laws. To the knowledge of Seller, no Person conducted any Hazardous Activity with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in compliance in all material respects with all applicable Environmental, Health and Safety Laws.

         5.19     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Section 5.19 of the Disclosure Statement, since the date of the Interim Balance Sheet, the Seller has conducted its business in the usual and ordinary course consistent with past practice and there has not been any:

                  (a) declaration or payment of any dividend or other distribution or payment in respect of the capital stock of the Seller, other than any such paid entirely in cash, or any repurchase or redemption of any capital stock of the Seller, other than for consideration consisting entirely of cash;

                  (b) material increase in any compensation payable to any shareholder, director, officer or employee of the Seller;

                  (c) adoption of or change in any Employee Benefit Plan, except as required by Law;

                  (d) change in the accounting methods, principles or practices followed by the Seller; or

                  (e) agreement, whether or not in writing, to do any of the foregoing.

         5.20 PRODUCT DESIGN; WARRANTIES. Schedule 5.20 includes a copy of the current standard warranty of the Seller and the Seller's current warranty policy with respect to products created, manufactured, sold, distributed or licensed by the Seller, other than any such implied by law. To the knowledge of the Seller, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any such products. Except as described on Schedule 5.20, no products have been sold or distributed by the Seller under an understanding or agreement by the Seller that such products are returnable except pursuant to such warranties.

         5.21     ACCOUNTS RECEIVABLE AND INVENTORY.

                  (a) All accounts receivable of Seller represent obligations from sales made or services rendered in the ordinary course of business. Such receivables, net of reserves for doubtful accounts reflected on the Interim Balance Sheet, are not, except as set forth in
         Section 5.21 of the Disclosure Schedule, subject to any valid dispute, counterclaims, encumbrances or setoff known to the Seller, or any other reduction or discount that has been agreed to by Seller.

                  (b) The inventory of Seller consists of items usable or salable in the ordinary course of business. The Seller has sufficient amounts of inventory for the conduct of its business in the ordinary course.

         5.22 SELLER'S KNOWLEDGE. For purposes of this Agreement, "to the knowledge of the Seller" or words of similar import shall be conclusively deemed to be only that knowledge actually possessed by the Gary Smalley, Steve Bankos, Paul Anderson, Terry Rishel, Sam Stantial, Terry Davis, Pamela Kreamer, Scott Koepke, Robert Naglick, David Treadwell, and Brian Bourne. The Seller shall not be deemed to have actual or constructive knowledge of any fact, circumstance or occurrence known to any Person other than as set forth in the preceding sentence.

                                   ARTICLE VI.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Shareholder and the Seller as of the date of this Agreement and as of the Closing Date as follows:

         6.1 ORGANIZATION AND QUALIFICATION. Buyer is duly organized, validly existing and in good standing under the Laws under which it has been formed and has all requisite entity power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.

         6.2 POWER AND AUTHORIZATION. Buyer has full legal entity, power and authority necessary to enter into and perform its obligations under this Agreement and under the Buyer Transaction Documents. This Agreement has been and, at the Closing, each Buyer Transaction Document will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each Buyer Transaction Document will constitute when executed and delivered by Buyer, Buyer's legal, valid and binding obligation, enforceable against it in accordance with its terms.

         6.3      NO CONFLICTS.

                  (a) Except as set forth in Section 6.3(a) of the Buyer Disclosure Statement, the execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not:

                           (i) violate or conflict with the certificate or articles of organization of Buyer or other organization documents of Buyer, or any Law binding upon Buyer; or

                           (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material Contract to which Buyer is a party.

                  (b) Section 6.3(b) of the Buyer Disclosure Statement sets forth each consent or approval of, or registration, notification, filing and/or declaration with, any court or other Governmental Authority, creditor, lessor or other Person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the Buyer Transaction Documents (the "Buyer Consents"). Except as set forth in Section 6.3(b) of the Buyer Disclosure Statement, all Buyer Consents have been obtained or made or Buyer will use reasonable efforts to have same obtained or made prior to Closing.

                  (c) There are no actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or the Buyer Transaction Documents or which, if adversely determined, would have an adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or the Buyer Transaction Documents.

                  (d) Buyer has not received any request from any Governmental Authority for information with respect to the transactions contemplated hereby.

         6.4 FINANCIAL CONDITION. Buyer has equity funding which will comprise a portion of the payment to Seller of the Purchase Price. Affiliates of Buyer are experienced in obtaining debt financing on commercially reasonable terms for transactions similar to the transactions contemplated by this Agreement and Buyer has obtained a commitment letter for debt financing for the transactions contemplated by this Agreement. Buyer shall use its best efforts in good faith to close the debt financing necessary to enable it to consummate the transactions contemplated by this Agreement.

         6.5 WARN ACT. Buyer does not contemplate any "plant closing" or "employee layoff," as such terms are used in the Worker's Adjustment and Retraining Notification Act, as amended (the "WARN Act"), on or before the date is sixty-one (61) days from and after the Closing Date with respect to any employee of the Seller.

         6.6 INVESTIGATION AND EVALUATION. Buyer acknowledges that: (a) Buyer is experienced in the operation of the type of businesses conducted by the Seller; (b) Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to (i) examine to the full extent deemed necessary and desirable by Buyer all books, records and other information with respect to the Seller and (ii) visit with the Seller and meet with its officers and other representatives to discuss the business and the assets, liabilities, financial condition, cash flow and operations of the Seller; (c) Buyer has taken full responsibility for determining the scope of its investigations of the Seller and for the manner in which such investigations have been conducted, and has made its own independent examination, investigation, analysis and evaluation of the Seller, including Buyer's own estimate of the value of the Purchased Assets; and
(d) Buyer is fully capable of evaluating the adequacy and accuracy of the information and material obtained by Buyer in the course of such investigations.

         6.7 BROKERS. No Person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE VII.
                              PRE-CLOSING COVENANTS

         7.1      SELLER'S COVENANTS. Seller covenants as follows:

                  (a) Buyer's Access to Premises and Information. Buyer and its representatives shall, prior to Closing, have reasonable access during normal business hours to the properties and business and the books and records of the Seller. The Seller shall furnish, or cause to be furnished, Buyer with such financial and operating data and other information as to the business and properties of the Seller as Buyer shall from time to time reasonably request and as are reasonably available to the Seller. Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. Buyer agrees that all information provided or made available to it or any of its representatives will be subject to the Confidentiality Agreement dated October 11, 2002 between Buyer and W.Y. Campbell & Company (the "Confidentiality Agreement"), which agreement shall remain in full force and effect until the Closing.

                  (b) Conduct of Business in Normal Course. Until the Closing, the Seller shall carry on its business and activities only in the ordinary course.

                  (c) Maintenance of Facilities and Assets. Until the Closing, the Seller shall maintain the Purchased Assets in substantially the same state of repair, order and condition as they were in as the date hereof, reasonable wear and tear excepted.

                  (d) Preservation of the Business. Until the Closing, the Seller shall use reasonable efforts to preserve its business, business relationships and goodwill.

                  (e) Maintenance of Insurance. Until the Closing, the Seller shall maintain insurance relating to its business in the amounts and with the coverages described in Section 5.12 of the Disclosure Statement, subject to variations in amounts required by the ordinary operations of such businesses, and will pay all premiums thereon when due.

                  (f) Payment of 2002 Property Taxes. All state, county, local, municipal or school district taxes assessable against the Seller's real property or personal property assets for any period prior to January 1, 2003 shall be paid by the Seller or the Shareholder on or prior to the Closing Date.

                  (g) Until such time, if any, as this Agreement is terminated pursuant to Article XII, Shareholder will not, and will not permit the Seller or any agents or representatives of the Shareholder or the Seller to, directly or indirectly solicit, initiate, respond to or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer and its affiliates) relating to any transaction involving the sale of the business or assets of the Seller (other than the disposition of assets consistent with the provisions of Section 7.1(h)(i) hereof), or any of the capital stock of Seller or any subsidiary thereof, or any merger, consolidation, business combination, or similar transaction involving Seller. Shareholder or Seller shall provide not less than twenty-four hours prior written notice (by facsimile) to Buyer of the planned breach by Seller or Shareholder of the provisions of this
         Section 7.1(g), in which event Seller shall within twenty-four hours following such notice pay to Buyer the sum of $150,000. Such a notice by Seller or Shareholder shall be treated for purposes of Article XII as a termination by Buyer under Section 12.1(c) hereof and such payment shall constitute liquidated damages for any such breach. Upon such notice prior to any breach by Seller or Shareholder of this Section 7.1(g) and the payment by the Seller and/or Shareholder, neither the Seller and the Shareholder on the one hand nor the Buyer and Gen Cap America, Inc. on the other hand shall have any further right or obligation to the other (under Article XII hereof or otherwise), except that the Buyer shall continue to be bound by the non-disclosure terms of the Confidentiality Agreement. If, however, Seller or Shareholder breaches this Section 7.1(g) without first providing prior written notice to Buyer (followed by the $150,000 payment within 24 hours thereof) then Buyer shall have the right to terminate this Agreement, and Seller and Shareholder shall, jointly and severally, be subject to all legal remedies (for damages and otherwise, including without limitation the recovery of all of the out of pocket fees and expenses of Buyer and its affiliates, including reasonable fees and expenses of counsel, accountants, other experts and prospective lenders) available to Buyer under applicable law (the limitations of Section 12.2(a) not being applicable), and, in addition, shall pay to Buyer, upon demand from Buyer, an additional termination payment to Buyer of $150,000.

                  (h) Further Covenants. Except as expressly provided herein, between the date hereof and the Closing, except as may otherwise be consented to by the Buyer, the Seller shall:

                           (i) not subject any of the Seller's Purchased Assets to any Encumbrance, other than Encumbrances disclosed in the Disclosure Statement, and not dispose of any material assets other than inventory sold or used, accounts receivable collected upon and supplies used, in each case in the ordinary course of business consistent with past practice, and other than assets not used or useful in the conduct of its business;

                           (ii) maintain its books and records on a basis consistent with prior practice and the provisions herein;

                           (iii)    not:

                                    (A)      amend its articles of incorporation
                           or bylaws in a manner that could have a Material Adverse Effect; nor

                                    (B)      fail to pay or discharge when due
                           any other of its liabilities or obligations, which failures may, in the aggregate, have a Material Adverse Effect;

                           (iv) comply in all material respects with all Laws and perform its contractual obligations without default in any material respect, other than matters contested in good faith or the noncompliance with which, individually or in the aggregate, do not and will not have a Material Adverse Effect;

                           (v) provide to Buyer within 30 days following the end of each calendar month an unaudited consolidated balance sheet of the Seller and BATCO as at such calendar month's end (a "Periodic Pre-Closing Balance Sheet"), and the related consolidated statement of income of Seller and BATCO for such monthly period prepared on the same accounting basis and principles as the Interim Statements (a Periodic Pre-Closing Date Balance Sheet and the corresponding consolidated statement of income of Seller and BATCO together are "Periodic Pre-Closing Financial Statements");

                           (vi) cooperate with Buyer in obtaining all necessary consents and approvals required in connection with the transactions contemplated hereby; and

                           (vii) pay or discharge, in a timely manner consistent with its past practice, Seller's liabilities reflected in the Interim Balance Sheet and Periodic Pre-Closing Balance Sheets.

         7.2 PUBLICITY. Buyer, on the one hand, and Seller, on the other hand, shall not, except to the extent required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, make any public announcement (whether written or oral) or notice to the press relating to any transaction contemplated by this Agreement without the prior approval of the other party hereto, which approval shall not be unreasonably withheld. In the case of any public announcement or other disclosure required by Law or the rules of any securities exchange on which a party's or its affiliates' securities are traded, each party shall, insofar as is practicable, consult with the other party prior to any such disclosure, but the other party's approval shall not be required.

         7.3 COOPERATION AND BEST EFFORTS; UPDATED SCHEDULES. Each party hereto agrees to cooperate with the others in the performance of all obligations under this Agreement and to use its reasonable best efforts to fulfill its obligations under this Agreement, and to satisfy or cause to be satisfied, at or before the Closing, the conditions to its performance under this Agreement that are under its control. In the event that any of the representations and warranties in Article IV and V of Shareholder or Seller shall become inaccurate prior to the Closing in any material respect, Seller shall promptly provide to Buyer corrective supplemental information in writing in the form of one or more "bring-down letters". The furnishing of such corrective supplemental information shall not impair Buyer's rights under Articles IX and XII hereunder.

         7.4      EMPLOYEE ARRANGEMENTS.

                  (a) Effective as of the Closing Date, Buyer shall offer at will employment with Buyer to all of the employees of the Seller. A list of all employees of Seller and their titles as of the date hereof is set forth on Schedule 7.4(a). The Seller shall provide Buyer with an updated Schedule 7.4(a) at the Closing which shall reflect all changes in such employees that occur between the date hereof and the Closing, none of which such changes shall be effected other than in the ordinary course of business. Any offer of employment to such employees by Buyer shall, subject to Section 8.2, not be construed to limit the ability of Buyer to terminate any such employee at any time for any reason. Except as otherwise expressly contemplated by this Section 7.4, all such offers of employment pursuant to this Section 7.4(a) shall be on an at will basis on terms and conditions (including severance) which, taken in the aggregate, are substantially comparable to the terms and conditions of employment currently in effect for such employees. Each such employee who accepts, as of the Closing Date, such offer of employment shall hereinafter be referred to as a "Transferred Employee."

                  (b) (i) On and after the Closing Date, Buyer shall provide the Transferred Employees with substantially similar employee benefits as such employees were receiving as pre-Closing employees of Seller (the "Buyer's Employee Benefits"), and shall credit the Transferred Employees for service with the Seller for purposes of eligibility and vesting under all of the Buyer's Employee Benefits to the extent that such service credit is applicable. No exclusions for pre-existing conditions shall apply to any disability or medical benefit plan for which Transferred Employees may otherwise be eligible. Notwithstanding the foregoing, the Buyer shall not have any obligation to assume, and shall not assume, any obligations of the Seller or of the Shareholder under any Pension Plan of Seller or Shareholder (including without limitation the JPE, Inc. 401(k) Savings Plan), including any obligations of Seller or Shareholder to any Transferred Employee arising under such Pension Plan or resulting from the cessation of the Transferred Employees' employment with Seller. Buyer shall allow any Transferred Employee participating in the JPE, Inc. 401(k) Savings Plan to "roll over" such employee's vested account balance (including any outstanding loans in such account) in the JPE, Inc. 401(k) Savings Plan to the pension plan to be established by Buyer.

                  (ii)     Except as otherwise expressly provided in this
         Section 7.4, the Seller, effective as of the Closing, shall give notice to all Transferred Employees that no additional benefits shall accrue under the Seller's employee benefit plans and that the Transferred Employees will commence participation in Buyer's employee benefit plans.

                  (c) This Section 7.4 shall not create any right of any person to remain an employee of Buyer, and no employee of Seller shall have any right to rely on this Section 7.4 for any purpose whatsoever.

         7.5 Title to Owned Facility. Buyer shall obtain, at Buyer's expense, an Owner's Title Insurance Policy (ALTA Form B) from a title company acceptable to Buyer (the "Title Company"), insuring good and marketable fee simple title of the Owned Facility in Buyer as of the date of recording the special warranty deed. The standard exceptions in such policy relating to mechanics' liens, parties in possession and taxes, except for the state, city and county real property taxes for the year in which the sale is closed, shall be deleted from such policy. The deletion shall be Seller's responsibility, except that the Buyer shall pay the cost of preparation of a survey if Seller does not have a recent survey available. Buyer shall obtain, at its expense, a commitment for such policy, together with legible copies of all documents identified therein as exceptions to title no later than five (5) business days after the execution of this Agreement by both parties. If Buyer has objections to any exceptions contained in such commitment or in the survey (other than mortgages or deeds of trust which Seller shall satisfy at Closing) that materially adversely affect the operation of the Owned Facility in the Business, Buyer shall so notify Seller in writing within five (5) business days after receipt of the last to be received of the title commitment or survey. Seller, if it chooses to, shall be allowed a reasonable time, not in excess of twenty (20) days of such notice, to remove or attempt to remove any such exceptions or objections to Buyer's reasonable satisfaction within the time permitted. If Seller is unwilling or unable to remove such exceptions or objections, Buyer shall have the right to either waive such exceptions or objections and proceed to close without any abatement or reduction in the Purchase Price, or to terminate this Agreement by notice in writing to Seller. If Buyer does not notify Seller of its objections within the time permitted, Buyer shall be deemed to have accepted such commitment, and Buyer shall not have any subsequent right to terminate this Agreement on the basis of an objection to title. Seller shall promptly notify Buyer at or prior to the Closing of any claims or other additional title exceptions or encumbrances upon the Owned Facility, or of any threats or notices of intention to condemn all or any part of the Owned Facility known or made known to Seller prior to the Closing, which are not specifically set forth in the title commitment and Buyer shall have the right to waive or object to any such title exception that materially adversely affect the operation of the Owned Facility in the Business in the manner provided above, and if such exception is not removed or waived as provided above, Buyer shall have the right to terminate the Agreement.

                                 ARTICLE VIII.
                             POST-CLOSING COVENANTS

         8.1 BOOKS AND RECORDS. Buyer will use its best efforts to preserve all books and records of the Seller received from the Seller, and to provide the Shareholder or its agents reasonable access to such books and records for a period of six years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar body.

         8.2 COMPLIANCE WITH WARN ACT. On and after the Closing Date, Buyer shall comply in all respects with the WARN Act and shall not take any action that would subject the Shareholder or the Seller to any liability or obligation, including, without limitation, any disclosure or announcement obligation, under the WARN Act.

         8.3      RESTRICTIVE COVENANT.

                  (a) For a period of five years following the Closing (except for the ownership of the capital stock of Seller), neither the Shareholder nor any subsidiary of the Shareholder shall engage in, or have any significant financial interest in, any business engaged in the same or substantially similar activities to the Business as conducted by Seller as of the Closing Date within the United States or Canada.

                  (b) For a period of four years following the Closing, neither the Shareholder nor any subsidiary of the Shareholder shall interfere with the relationship of the Buyer with the Transferred Employees, including but not limited to, causing or helping another business to hire, or solicit to hire, any Transferred Employee, provided that this provision shall not be violated by general solicitation for hire of employees.

         8.4 VOLUNTARY REMEDIATION. Seller is in the process of completing a voluntary remediation of the Owned Facility for the purpose of obtaining a release of liability pursuant to the provisions of the Pennsylvania Land Recycling and Remediation Standards Act (Act 2 of 1995). Buyer covenants to cooperate with Seller in the completion and submission of a final report to the satisfaction of the Pennsylvania Department of Environmental Protection ("PA DEP") for the benefit of Seller and Buyer. Buyer will cooperate if the imposition of reasonable institutional controls and/or deed notification are required by PA DEP. If Seller has not completed the foregoing prior to the Closing Date, then Buyer shall complete such remediation and report submission and Shareholder shall promptly reimburse Buyer for all reasonable expenses incurred by Buyer to effect such completion, up to a maximum amount of $15,000. If the costs to complete the voluntary remediation exceed $15,000, Buyer shall have the right, but not the obligation, to complete the voluntary remediation at its sole cost and expense. In no event may Buyer seek indemnification from Seller or Shareholder under Article XIII for any monies expended by Buyer to complete the voluntary remediation.

                                  ARTICLE IX.
                  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligation of Buyer to purchase the Purchased Assets from the Seller under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article IX. Buyer may waive any or all of these conditions in whole or in part, but only in writing.

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY SELLER. The representations and warranties of the Shareholder and the Seller contained in this Agreement shall be true and correct in all material respects, except for changes expressly permitted or contemplated by this Agreement on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). The Shareholder and the Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.2 CLOSING DELIVERIES. Buyer shall have received the deliveries set forth in Section 11.2(a).

         9.3 ABSENCE OF LITIGATION. No action or proceeding before any court or other Governmental Authority shall have been instituted or threatened by any Person (other than Buyer or any affiliate thereof) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

         9.4 CONSENTS. All material consents, approvals, permits, orders and actions set forth in Section 4.3 and Section 5.2 of the Seller Disclosure Statement and Section 6.3(b) of the Buyer Disclosure Statement shall have been obtained and shall be in full force and effect.

         9.5 SATISFACTION OF OUTSTANDING INDEBTEDNESS. At or before the Closing, the Seller shall have repaid (from the proceeds of the Closing Date Payment or otherwise) or been released from all outstanding indebtedness for borrowed money and inter-company indebtedness for which the Seller is liable.

         9.6 MATERIAL ADVERSE CHANGES. There shall not have been any material adverse changes in the operations or financial condition of the Business since December 31, 2002.

         9.7 NO ENVIRONMENTAL BAR TO FINANCING The lender which has issued a commitment to provide senior debt financing to Buyer shall not have notified Buyer prior to February 15, 2003 that it is unwilling to enter into definitive financing documents with Buyer or to close the debt financing transaction with Buyer for the sole reason of the lender's concern about the actual or alleged prior or present existence at the Facilities of Hazardous Substances or the actual or alleged prior or present occurrence of Hazardous Activities at the Facilities.

                                   ARTICLE X.
                CONDITIONS PRECEDENT TO THE SELLER'S PERFORMANCE

         The obligation of the Seller to sell and transfer the Purchased Assets to Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of all conditions set forth in this Article X. The Seller may waive any or all of these conditions in whole or in part, but only in writing.

         10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE BY BUYER. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date). Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         10.2 CLOSING DELIVERIES. Seller shall have received the deliveries set forth in Section 11.2(b).

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         10.3     ABSENCE OF LITIGATION. No action or proceeding before any
court or other Governmental Authority shall have been instituted or threatened by any Person (other than Seller or any of their affiliates) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

         10.4 CONSENTS. All consents, approvals, permits, orders and actions set forth in Sections 4.3(b) and 5.2(b) of the Seller Disclosure Statement shall have been obtained and shall be in full force and effect.

                                  ARTICLE XI.
                                  THE CLOSING

         11.1 THE CLOSING. The "Closing Date" refers to the date upon which the parties consummate the purchase and sale of the Purchase Assets as contemplated herein, and shall occur on a business day between, and including, February 10 - 28, 2003, designated by Buyer upon not less than five business days prior written notice to Shareholder. The consummation of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103, commencing at 10:00 a.m., local time, on the Closing Date, and shall be effective as of 12:01 a.m. eastern standard time on the Closing Date (the "Effective Time"). Subject to Article XII, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

         11.2 DELIVERIES AT THE CLOSING. At the Closing, in addition to the other actions contemplated elsewhere herein:

                  (a) The Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                           (i) the Escrow Agreement duly executed by the Shareholder;

                           (ii) a Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale and Assumption Agreement"), in form and substance reasonably satisfactory to counsel for Buyer and duly executed by the Seller, conveying to Buyer all of the Seller's right, title and interest in and to the Purchased Assets;

                           (iii) a deed, an assignment of lease and such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to counsel for Buyer and duly executed by the Seller, as are required in order to transfer to Buyer good and marketable title to or a valid leasehold interest in, as applicable, the Premises;

                           (iv) a certificate, dated the Closing Date and signed by the President or any Vice President of the Seller and the Shareholder, as applicable, to the effect set forth in
                  Section 9.1.

                           (v) a certificate and affidavit of non-foreign status for the transferor of the Owned Facility;

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

                           (vi) a completed 1099-S request for taxpayer identification number and certification and acknowledgment;

                           (vii) an affidavit reasonably required by Buyer's title insurer that will enable Buyer to obtain title insurance coverage for the Owned Facility free of any exception for either mechanics' or materialmen's liens, or parties in possession;

                           (viii)   a copy of the Seller's articles of
                  incorporation and bylaws, and all amendments thereof to date, certified as of a recent date by the Secretary of the State of Michigan and by the Secretary or an Assistant Secretary of the Seller, and accompanied by a Certificate of Good Standing as of a recent date for the Seller, certified by the Secretary of the State of Michigan; and

                           (ix) copies of the resolutions of the board of directors of the Shareholder and the Seller authorizing the execution, delivery and performance of this Agreement and the Seller Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of the Shareholder and the Seller, as applicable.

                  (b) Buyer shall deliver, or shall cause to be delivered, to Seller the following:

                           (i) immediately available funds in the amount of the Closing Date Payment by wire transfer to an account specified by the Shareholder;

                           (ii) the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of the Escrow Amount to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;

                           (iii) a certificate, dated the Closing Date signed by the President or any Vice President of Buyer, to the effect set forth in Section 10.1;

                           (iv) a copy of Buyer's articles or certificate of organization and all amendments thereof to date, certified as of a recent date by the Secretary of State of Delaware and by the Secretary or an Assistant Secretary of Buyer, and accompanied by a certificate of good standing as of a recent date for Buyer, certified by the Secretary of State of Delaware; and

                           (v) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer.

                                  ARTICLE XII.
                                  TERMINATION

         12.1 TERMINATION. This Agreement may be terminated prior to the Closing Date:

                  (a)      by mutual consent of Buyer and Seller; or

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                  (b)      by Buyer or Seller if the transactions contemplated
         hereby are not consummated on or before February 28, 2003; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Buyer, as provided in Section 7.5, or if any representation or warranty of the Shareholder or Seller made in or pursuant to this Agreement is untrue or incorrect in any material respect or the Shareholder or Seller materially breaches the covenants or other terms of this Agreement; or

                  (d) by Seller if any representation or warranty of Buyer made in or pursuant to this Agreement is untrue or incorrect in any material respect or Buyer materially breaches the covenants or other terms of this Agreement.

         12.2     RIGHTS UPON BREACH.

                  (a) In the event of any breach by either Seller or Shareholder of its obligations under this Agreement prior to Closing (other than a breach of Section 7.1(g) hereof), whether a knowing or intentional breach or otherwise, the sole right and remedy of the Buyer shall be to terminate this Agreement and collect from the Shareholder and Seller, jointly and severally, all of the out of pocket fees and expenses, including reasonable fees and expenses of counsel, accountants and other experts, up to an aggregate maximum of $150,000, incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement. Upon such payments by the Seller and/or Shareholder, neither the Seller and the Shareholder on the one hand nor the Buyer and Gen Cap America, Inc. on the other hand shall have any further right or obligation to the other, except that the Buyer shall continue to be bound by the non-disclosure terms of the Confidentiality Agreement.

                  (b) In the event of any breach by Buyer of its obligations under this Agreement prior to Closing, whether a knowing or intentional breach or otherwise, the sole right and remedy of the Shareholder and the Seller shall be to terminate this Agreement and collect from the Buyer and Gen Cap America, Inc., jointly and severally, all of the out of pocket fees and expenses, including reasonable fees and expenses of counsel, accountants and other experts, up to an aggregate maximum amount of $150,000, incurred by Seller and Shareholder in connection with the negotiation, preparation and execution of this Agreement. Upon such payments by the Buyer and/or Gen Cap America, Inc., neither the Seller and Shareholder on the one hand nor the Buyer and Gen Cap America, Inc. on the other hand shall have any further right or obligation to the other except that the Buyer shall continue to be bound by the non-disclosure terms of the Confidentiality Agreement.

         12.3 PROCEDURE FOR TERMINATION. A party terminating this Agreement pursuant to Section 12.1 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party.

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                                 ARTICLE XIII.
                                   INDEMNITY

         13.1     INDEMNIFICATION OF BUYER.

         From and after the Closing, Shareholder will indemnify and hold harmless Buyer, and its successors, owners, officers, directors, and affiliates, (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) (collectively, "Damages"), arising from or in connection with:

                  (a) any breach of any representation or warranty made by Seller or Shareholder in (i) this Agreement, (ii) the Disclosure Statement, (iii) any transfer instrument or (vi) any other certificate, document, writing or instrument required to be delivered by Seller or Shareholder to Buyer as a condition to Closing under this Agreement;

                  (b) any breach of any covenant or obligation of Seller or Shareholder in this Agreement or in any other certificate, document, writing or instrument required to be delivered by Seller or Shareholder to Buyer as a condition to Closing under this Agreement;

                  (c) except for Assumed Products Warranty Claims, any product liability or similar claim by a third party against a Buyer Indemnified Person for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law on a Buyer Indemnified Person, in connection with any product sold and shipped by, or leased and shipped by, or on behalf of Seller on or prior to the Effective Time, including without limitation any claim seeking recovery for consequential damage, lost revenue or income;

                  (d) any expense or cost incurred by Buyer to satisfy a material Legal Obligation related to the presence prior to the Effective Time of any Hazardous Substance at the Facilities, or the occurrence prior to the Effective Time of any Hazardous Activity at the Facilities, or the violation prior to the Effective Time by the Seller or any possessor of the Facilities prior to the Effective Time of any Environmental, Health and Safety Laws, or the disposal or treatment of Hazardous Substances by the Seller prior to the Effective Time, provided that a Buyer Indemnified Person has received written notice of such a material Legal Obligation from a Governmental Authority which could enforce the Legal Obligation or a third party which would have standing to sue a Buyer Indemnified Person concerning the Legal Obligation; and

                  (e) to the extent not otherwise included in the foregoing subparagraphs (a) through (d) of this Section 13.1, the Excluded Liabilities described and referenced in subparagraphs (a), (c), (d),
         (e), (f), (h), (i), (k) but only in respect to the obligation to pay

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

         fees and expenses of counsel, accountants and experts as referenced therein, and (l) of Section 3.3 hereof.

         13.2 GENERAL INDEMNIFICATION OBLIGATION OF BUYER. From and after the Closing, Buyer will indemnify and hold harmless Shareholder, and its successors, owners, officers, directors, and affiliates, (collectively, the "Shareholder Indemnified Persons"), and will reimburse the Shareholder Indemnified Persons for Damages arising from or in connection with:

                  (a) any breach of any representation or warranty made by Buyer in (i) this Agreement, (ii) any transfer instrument, or (iii) any certificate, document, writing or instrument required to be delivered by Buyer to Seller or Shareholder as a condition to Closing under this Agreement;

                  (b) any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument required to be delivered by Buyer to Seller or Shareholder as a condition to Closing under this Agreement;

                  (c) any Assumed Liability and any liability or obligation arising out of the ownership or operation by Buyer of the Purchased Assets after the Effective Time; or

                  (d) any expense or cost incurred by Shareholder to satisfy a material Legal Obligation related to the presence after the Effective Time of any Hazardous Substance brought on to the Facilities by Buyer or an agent or affiliate of Buyer or created at the Facilities by Buyer or an agent or affiliate of Buyer; or the occurrence after the Effective Time of any Hazardous Activity at the Facilities caused by or permitted to occur by Buyer or an agent or affiliate of Buyer while the Facilities are owned or operated by Buyer or an agent or affiliate of Buyer; or the violation after the Effective Time by the Buyer or an affiliate or agent of Buyer after the Effective Time of any Environmental, Health and Safety Laws or the disposal or treatment of Hazardous Substances by the Buyer or an agent or affiliate of Buyer after the Effective Time, provided that a Shareholder Indemnified Person has received written notice of such a material Legal Obligation from a Governmental Authority which could enforce the Legal Obligation or a third party which would have standing to sue a Shareholder Indemnified Person concerning the Legal Obligation; and

                  (e) any product liability or similar claim by a third party against a Shareholder Indemnified Person for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Buyer, or alleged to have been made by Buyer, or which is imposed or asserted to be imposed by operation of law on a Shareholder Indemnified Person, in connection with any product sold and shipped by, or leased and shipped by, or on behalf of Buyer on or after the Effective Time, including without limitation any claim seeking recovery for consequential damage, lost revenue or income.

         13.3     SURVIVAL; TIME LIMITATIONS.

                  (a) All representations and warranties in this Agreement and in any certificate or document delivered pursuant to this Agreement will survive the Closing through

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

         the first year anniversary of the Closing Date, except that the representations and warranties of Shareholder and Seller contained in Sections 5.1, 5.9, and 5.14 of this Agreement and the representations and warranties of Buyer contained in Section 6.1 of this Agreement shall survive until the earlier of (i) the expiration of applicable statute of limitations, or (ii) December 31, 2005

Provided further that, if prior to the expiration of the survival period with respect to any claim for indemnity arising from an inaccurate or breached representation or warranty, the indemnifying parties shall have been notified of such claim and such claim shall not have been finally resolved before the expiration of such survival period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity as to such claim until such claim is finally resolved.

                  (b)      Shareholder will have no liability for
         indemnification under Section 13.1(b) through (e) hereof unless Buyer notifies the Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent such detail is then known by Buyer on or before December 31, 2005.

                  (c) Buyer will have no liability for indemnification under Section 13.2(b) through (e) hereof unless the Shareholder notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent such detail is then known by Shareholder on or before December 31, 2005.

         13.4     INDEMNITY LIMITATIONS.

                  (a) Neither Shareholder nor Buyer will have liability under this Article XIII until the total of all such liability with respect to such matters exceeds Three Hundred Thousand Dollars ($300,000), provided, however, that if the total of such liability exceeds $300,000, the obligated party or parties shall be liable for the total amount of all such liability, and further provided that this limitation shall not apply: (1) to any liability imposed on an indemnifying party arising from such indemnifying party's fraud or intentional and knowing breach of a representation, warranty or covenant herein made by such indemnifying party herein with the intent to deceive the party to which the representation or warranty was made; or (2) to the Shareholder's obligations under Section 13.1(e) to pay to Buyer all amounts, if any, of the Excluded Liabilities described and referenced in the following subparagraphs of Section 3.3 hereof: (c) [certain obligations to Comerica], (d) [Seven Retention Bonus Agreements], (e) [pending proceedings], (h) [income taxes], (i) [borrowed monies/inter-company debt], (k) [certain expenses related to negotiation and preparation of this Agreement], and (l) [Excess Products Warranty Claims]; or (3) to the Buyer's obligations under
         Section 3.2 and Section 13.2(c) to pay the Assumed Liabilities. If an indemnity claim arises under Section 13.1(a)(i) from a breach of a representation or warranty of Shareholder and Seller set forth in Articles IV or V or under Section 13.2(a)(i) from a breach of a representation or warranty of Buyer set forth in Article VI, the effect of the words "material" and "materially" and all "material adverse effect", "in all material respects", "in any material respects", and "material adverse change" clauses included in Articles IV, V and VI shall

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

         be disregarded for purposes of determining the applicability of the limitation of this Section 13.4.

                  (b) Neither Shareholder nor Buyer will have liability under this Article XIII in the aggregate amount in excess of Eleven Million Dollars ($11,000,000), provided, however, that this limitation shall not apply to any liability imposed on an indemnifying party arising from such indemnifying party's fraud or intentional and knowing breach of a representation or warranty herein made by such indemnifying party herein with the intent to deceive the party to which the representation or warranty was made.

                  (c) No party hereto shall be deemed to have breached any representation, warranty, or covenant if (i) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant and (ii) such other party has permitted the Closing to occur, in which case such other party shall be deemed to have waived such breach or inaccuracy. In no event shall the Shareholder be liable under Section 13.1(a) or 13.1(b) for Damages if Buyer had actual knowledge on or prior to the Closing Date of the misrepresentation, breach of warranty or nonperformance or breach of covenant giving rise to such Damages.

                  (d) Under no circumstances shall Damages include any losses, claims, liabilities, damages, obligations, costs or expenses to the extent they affect or relate to any business or operation of Buyer, including, without limitation, the financial condition, prospects or operations thereof, other than the continuation (by the Buyer) of the Business from and after the Closing.

                  (e) Notwithstanding any other provision hereof, the Shareholder shall have no liability in respect of any claim for indemnification under Section 13.1:

                           (i) if and to the extent that such claim arises or is increased as a result of any change in legislation enacted after the Effective Time that takes effect retrospectively;

                           (ii) if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date hereof;

                  (f) Under no circumstances shall any party hereto be liable for any special, consequential, indirect or punitive damages for any misrepresentation or breach of any provision of, or any other matter arising pursuant to, this Agreement or any Transaction Document.

         13.5     METHOD OF ASSERTING CLAIMS, ETC.

                  (a) In case any claim is made, or any suit or action is commenced by a third party against Buyer in respect of which indemnification under Section 13.1 may be sought by it hereunder, or the Shareholder in respect of which indemnification under Section 13.2 may be sought by it hereunder, the indemnified party (the "Indemnitee")

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

         shall promptly give the indemnifying party (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to control the defense thereof. The Indemnitee may (but need not) retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee. The Indemnifying Party may at any time notify the Indemnitee of its intention to settle or compromise any claim, suit or action against the Indemnitee, and the Indemnifying Party may settle or compromise any such claim, suit or action unless the Indemnitee notifies the Indemnifying Party in writing (within ten
         (10) business days after the Indemnifying Party has given written notice of its intention to settle or compromise) that the Indemnitee intends to conduct or to continue to conduct the defense of such claim, suit or action. Unless the Indemnitee gives the notice referred to in the foregoing sentence with respect to settlements or compromises, any such settlement or compromise of, or (notwithstanding any notice from the Indemnitee referred to in the foregoing sentence) any final judgment or decree entered on or in respect of any claim, suit or action shall be binding upon, the Indemnitee as fully as if the Indemnitee had assumed and controlled the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgement or decree. If the Indemnitee conducts or continues the conduct of the defense of any claim, suit or action as aforesaid, it shall do so at its own cost and expense, holding the Indemnifying Party harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such defense.

                  (b) If an Indemnitee is entitled to be indemnified hereunder other than in respect of a claim made or action commenced against Buyer or the Shareholder as referred to in Section 13.5(a), the Indemnifying Party shall be given written notice thereof promptly by the Indemnitee, which notice shall specify the amount and nature of the amounts to be indemnified and include the request of the Indemnitee for indemnification of such amount. The Indemnifying Party shall within twenty (20) days pay to the Indemnitee the amount so specified, or deliver to the Indemnitee written notice setting forth in reasonable detail that Indemnifying Party is not obligated to pay such amount, in which event the parties shall use good faith efforts to resolve any disputed matters.

                  (c) Notwithstanding any other provision of the Agreement to the contrary, with respect to any claim for indemnification arising under Section 13.1(d) or 13.2(d), the Indemnitee and the Indemnifying Party may pursue claims against, and seek to enforce the obligations, if any, of others (including TRW, Inc.) who have or are reasonably believed to have, liability under Environmental, Health and Safety Laws with respect to any of the Facilities.

         13.6     PAYMENT. Upon the determination of liability under this
Article XIII, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. Any liability of the Shareholder under Article XIII shall first be paid from the Escrow Amount. Upon the payment in full of any claim, the entity making payment shall be subrogated to the rights of the indemnified party against any Person with respect to the subject matter of such claim.

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

         13.7 OTHER REMEDIES. Except for fraud, including an intentional misrepresentation made with intent to deceive, the rights and remedies of the Buyer for money damages under this Article XIII are exclusive and in lieu of any and all rights and remedies that the Buyer may have under this Agreement or under applicable law for any Damages.

                                  ARTICLE XIV.
                                 MISCELLANEOUS

         14.1 JURISDICTION/VENUE. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the United States District Court, Middle District of Pennsylvania, Harrisburg Division, if such Court has or can acquire jurisdiction. If such United States District Court does not have or cannot acquire jurisdiction, such action or proceeding may be brought against any of the parties in the Court of Common Pleas for Harrisburg, Pennsylvania. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Prior to initiating a judicial proceeding against another party to this Agreement, a party shall first seek in good faith to negotiate for 30 days a resolution of the dispute with such other party, unless the initiating party in good faith determines that such a delay will materially impair or adversely affect such party's rights or remedies available under this Agreement or applicable law. The non-prevailing party of any judicial proceeding shall bear all of the expenses of the prevailing party for any such proceeding initiated to seek enforcement of any provision of, or any rights or remedies arising under, this Agreement, including the reasonable attorneys fees of the prevailing party. The parties shall seek the designated court's determination as to which party is the non-prevailing party.

         14.2 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

         14.3 ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but this Agreement shall not be assignable by a party without the prior written consent of the other party, except that Buyer may assign this Agreement to an affiliate of Buyer, but in such event the original signatory hereto as well as the affiliate assignee shall be jointly and severally liable for the obligations of Buyer hereunder.

         14.4 FEES AND EXPENSES. The Shareholder shall pay all the expenses, fees and costs (including without limitation legal and accounting expenses) incurred or to be incurred by Shareholder and Seller in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. The Buyer shall pay all the expenses, fees and costs (including without limitation legal and accounting expenses) incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including the premiums for a title insurance policy respecting the Owned Facility. The Shareholder and the Buyer shall equally divide the costs of the state and

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

local transfer taxes to be incurred incident to the recordation in Dauphin, County, Pennsylvania of the conveyance deed transferring the Owned Facility from Seller to Buyer.

         14.5 NOTICES. All notices, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of successful transmission) or, (iii) two business days following deposit thereof (with all postage and other fees paid) with a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers, as applicable, set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         Buyer:                     Dayton Parts, LLC
                                    40 Burton Hills Blvd, Suite 420
                                    Nashville, TN 37215
                                    Facsimile: 615-256-2487
                                    Attn: Barney D. Byrd, President

         With a Copy to:            Stites & Harbison, PLLC
                                    Suite 1800, SunTrust Center
                                    Nashville, Tennessee 37219
                                    Facsimile: 615-782-2371
                                    Attn: B. Riney Green

         Seller:                    Dayton Parts, Inc.
                                    3500 Industrial Road
                                    P.O. Box 5795
                                    Harrisburg, PA 17110-0795
                                    Facsimile: 717-255-8568
                                    Attn: Gary Smalley, President

         Shareholder:               JPE, Inc.
                                    1030 Doris Road
                                    Auburn Hills, Michigan 48326-2613
                                    Facsimile: 248-232-1199
                                    Attn: Scott Koepke, President & COO

         With a Copy to:            Drinker Biddle & Reath LLP
                                    1000 Westlakes Drive, Suite 300
                                    Berwyn, PA 19312
                                    Facsimile: 610-993-8585
                                    Attn: Neil K. Haimm

         14.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the internal Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of Laws thereof.

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

         14.7 FURTHER ACTIONS AND ASSURANCES. Each of the parties hereto shall use such party's reasonable best effort to take such action as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. From time to time, at Buyer's request, whether at or after the Closing and without further consideration, the Shareholder and the Seller shall execute and deliver such further instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request to convey and transfer more effectively to Buyer any of the Purchased Assets. Buyer shall, after the Closing, from time to time, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Shareholder. In addition, Buyer shall, at the reasonable request of Shareholder, make the Transferred Employees reasonably available to assist Shareholder in preparation of its financial statements and tax returns for the period prior to the Closing to the extent they relate to the information about Seller and its subsidiary and to assist, at Shareholder's expense, Shareholder in the defense of any claims for which Shareholder has responsibility hereunder.

         14.8 EFFECT OF HEADINGS. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.9 SEVERABILITY. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         14.10 REPRESENTATIONS. No representation or warranty in this Agreement shall be deemed violated if the information required to be disclosed by a party in any such representation or warranty is disclosed by such party in or in response to any other representation or warranty of such party in this Agreement.

         14.11 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement, together with the other agreements referred to herein constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations, and undertakings of the parties hereto. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

         14.12 DISCLAIMER OF WARRANTIES. Except for representations and warranties expressly set forth in this Agreement or any transfer instrument or certificate delivered as a condition to Closing hereunder, no party has made any representations or warranties on which any other party may rely.

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

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                             JPE, INC.

                                             By:________________________________
                                                  Name:
                                                  Title:

                                             DAYTON PARTS, INC.

                                             By:________________________________
                                                  Name:
                                                  Title:

                                             DAYTON PARTS, LLC

                                             By:________________________________
                                                  Name:
                                                  Title:

For good and valuable consideration, and intending to be legally bound, the undersigned agrees to guarantee and act a surety for the timely payment of the obligations of Buyer under Section 12.2(b) of this Agreement.

                                            GEN CAP AMERICA, INC.

                                            By:_________________________________
                                                 Name:
                                                 Title:

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